Exhibit 99.1

Supernus Prevails in Oxtellar XR® ANDA Litigation

A Federal Court finds Supernus patents valid and Actavis infringing two of them

ROCKVILLE, Md., February 8, 2016 — Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced that following a seven-day bench trial, Judge Renee Marie Bumb of the United States District Court for the District of New Jersey ruled that Actavis Inc. and its subsidiaries infringed U.S. Patent Nos. 7,722,898 and 7,910,131 by submitting to the FDA an ANDA seeking permission to market a generic version of Oxtellar XR® before the expiration of Supernus’ patents.  Judge Bumb also ruled that U.S. Patent Nos. 7,722,898, 7,910,131, and 8,617,600 are valid.  The FDA’s Orange Book lists all three patents as expiring on April 13, 2027.

“We are pleased with the court’s ruling that Actavis will infringe two of our patents on Oxtellar XR, and the finding that all three patents are valid,” stated Jack Khattar, President and Chief Executive Officer of Supernus Pharmaceuticals. “We will continue to vigorously defend our novel products and build upon our strong intellectual property to provide our products the protection they are entitled to.”

In addition to the above three patents that were subject to the Federal Court decision, Oxtellar XR is further protected by two other patents that are also listed in the Orange Book and that have an expiration date that is no earlier than 2027. Finally, as of the date of this press release, we are not aware of any FDA approval for the Actavis ANDA.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of impulsive aggression in patients with ADHD in conjunction with standard ADHD treatment and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s ability to defend and enforce its intellectual property rights covering Oxtellar XR or Trokendi XR. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, the ability of Supernus to finance potential litigation and to prevail in any such proceeding to successfully defend its intellectual property rights. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission (“Commission”) on March 12, 2015 under the caption “Risk Factors” and the updates to these risk factors in the Company’s

Quarterly Report form 10-Q filed with the Commission on November 9, 2015. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACT:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

Investor Contact:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com